Exhibit 99.1

AutoNation, Inc. Announces Preliminary Results of Stock and Debt Tender Offers and the
Consummation of the Related Debt Financing Transactions

FORT LAUDERDALE, Fla. (April 12, 2006) – AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today the preliminary results of its cash tender offer to purchase up to 50 million shares of the Company’s common stock at a price of $23 per share, which expired at 10:00 a.m., New York City time, on April 12, 2006. In addition, the Company announced the results of its concurrent debt tender offer and consent solicitation in respect of its outstanding 9% senior notes due 2008 that also expired at 10:00 a.m., New York City time, on April 12, 2006.

Based on the preliminary count by Computershare Trust Company of New York, the depositary for the stock tender offer, approximately 188.3 million shares of common stock were properly tendered and not withdrawn in the stock tender offer, including approximately 16.9 million shares that were tendered by notice of guaranteed delivery. Accordingly, the Company has accepted for purchase 50 million shares at a purchase price of $23 per share, for a total purchase price of $1.150 billion. In addition, the Company has accepted for purchase all of the approximately $309.4 million, or 95.6%, of the Company’s outstanding 9% senior notes that were tendered in the debt tender offer.

Concurrently with the expiration of the stock and debt tender offers, the Company consummated the related debt financing transactions that will be used to provide a portion of the funding required in connection with the tender offers. The financing transactions include the sale of $300.0 million aggregate principal amount of unsecured 7% senior notes due 2014, the sale of $300.0 million aggregate principal amount of unsecured floating rate senior notes due 2013, the amendment of the Company’s existing revolving credit agreement and a new $600.0 million term loan maturing 2010. Cash on hand and revolving credit facility borrowings under the amended credit agreement in the aggregate amount of approximately $310 million will be used to provide the remaining funding required to complete the stock and debt tender offers and pay related expenses.

Since the stock tender offer was oversubscribed, purchase of the tendered shares will be subject to proration as described in the offer to purchase dated March 10, 2006 relating to the stock tender offer. The number of shares tendered and not withdrawn are preliminary and are subject to verification by Computershare Trust Company of New York, the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures) and the impact of odd-lot and conditional tenders. The actual number of shares validly tendered and not withdrawn and the proration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary for the stock tender offer will issue payment for the shares validly tendered and accepted under the stock tender offer and will return all other shares tendered. Payment by the Company to the depositary in respect of shares purchased pursuant to the stock tender offer will occur following the completion of the proration process, which is expected to occur within five business days. Payment by the Company to the depositary in respect of notes purchased in the debt tender offer is expected to occur later today.

As of April 10, 2006, the Company had approximately 264.5 million shares of common stock outstanding. As a result of the completion of the stock tender offer, the Company expects to have approximately 214.5 million shares of common stock outstanding.

Any questions with regard to the stock tender offer may be directed to Innisfree M&A Incorporated, the information agent for the offer, at (877) 825-8631. The dealer managers for the stock tender offer were J.P. Morgan Securities Inc. and Banc of America Securities LLC, and the dealer managers for the debt tender offer and consent solicitation were J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 345 new vehicle franchises in 17 states.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of AutoNation, Inc. common stock. The stock tender offer was made only pursuant to the offer to purchase, letter of transmittal and related materials that AutoNation distributed to its stockholders and filed with the Securities and Exchange Commission on March 10, 2006. Stockholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company has filed with the Securities and Exchange Commission at the Commission’s website at http://www.sec.gov or by calling Innisfree M&A Incorporated, the information agent for the common stock tender offer, toll-free at (877) 825-8631.

In addition, this press release does not constitute an offer to buy or the solicitation of an offer to sell AutoNation’s 9% senior notes due 2008. The debt tender offer and the consent solicitation were made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that AutoNation previously distributed to noteholders.

The unsecured senior notes, which are comprised of a series of floating rate notes and a series of fixed rate notes, were offered solely by means of a confidential offering memorandum in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The unsecured senior notes have not been registered under the Securities Act or securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or the laws of any state. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such unsecured senior notes.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of AutoNation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in AutoNation’s SEC filings. AutoNation undertakes no duty to update its forward-looking statements. Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.